Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated June 9, 2022 relating to the consolidated balance sheets of Tigo Energy, Inc. and Subsidiaries as of December 31, 2021 and 2020, and the related consolidated statements of operations, convertible preferred stock and changes in stockholders’ deficit and cash flows for the years then ended, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

December 30, 2022